Exhibit 4(a)

WALMART INC.

Series Terms Certificate

Pursuant to the Indenture

Relating to Floating Rate Notes Due 2020

Pursuant to Section 3.01 of the Indenture, dated as of July 19, 2005, as amended and supplemented by that certain First Supplemental Indenture, dated as of December 1, 2006, that certain Second Supplemental Indenture, dated as of December 19, 2014, and that certain Third Supplemental Indenture, dated as of June 26, 2018 (as so amended and supplemented, the “Indenture”), made between Walmart Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), Matthew Allen, Vice President—Finance & Assistant Treasurer of the Company (the “Certifying Authorized Officer”), hereby certifies as follows, and Gordon Y. Allison, Vice President, Division General Counsel, Corporate, and Assistant Secretary of the Company, attests to the following certification. Any capitalized term used herein shall have the definition ascribed to that term as set forth in the Indenture unless otherwise defined herein.

A. This certificate is a Series Terms Certificate contemplated by Section 3.01 of the Indenture and is being executed to evidence the establishment and approval of the terms and conditions of a Series that was established pursuant to Section 3.01 of the Indenture by means of a Unanimous Written Consent of the Executive Committee of the Board of Directors of the Company, effective as of June 15, 2018 (the “Series Consent”), which Series is designated as the “Floating Rate Notes Due 2020” (the “2020 FRN Series”) by the Certifying Authorized Officer pursuant to the grant of authority under the terms of the Series Consent.

B. Each of the undersigned has read the Indenture, including the provisions of Sections 1.02 and 3.01 and the definitions relating thereto, and the resolutions adopted in the Series Consent. In the opinion of the undersigned, the undersigned have made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not all conditions precedent provided for in the Indenture relating to the creation, establishment and approval of the title, the form and the terms of a Series under the Indenture, and to the authentication and delivery by the Trustee of promissory notes of a Series, have been complied with. In the opinion of the undersigned, (i) all such conditions precedent have been complied with and (ii) there are no Events of Default, or events which, with the passage of time, would become an Event of Default under the Indenture that have occurred and are continuing at the date of this certificate.

C. Pursuant to the Series Consent, the Company is authorized to issue initially promissory notes of the 2020 FRN Series and the other promissory notes of the other series of notes established by the Series Consent having an aggregate principal amount in United States dollars not to exceed $16,000,000,000. A copy of the Series Consent is attached hereto as Annex A. Any promissory notes that the Company issues that are a part of the 2020 FRN Series (the “2020 FRN Notes”) shall be issued in registered book-entry form, shall be substantially in the form attached hereto as Annex B (the “Form of 2020 FRN Note”) and shall initially be represented by a global security. Acting pursuant to authority delegated to the Certifying Authorized Officer pursuant to the Series Consent, the Certifying Authorized Officer has approved and set the aggregate principal amount of the 2020 FRN Notes initially to be issued (the “Initial 2020 FRN Notes”) to be $750,000,000.

D. Pursuant to Section 3.01 of the Indenture, the terms and conditions of the 2020 FRN Series and the 2020 FRN Notes are established and approved to be the following:

1.	Designation:

The Series established by the Series Consent is designated as the “Floating Rate Notes Due 2020”.

2.	Aggregate Principal Amount:

The 2020 FRN Series is not limited as to the aggregate principal amount of all the promissory notes of the 2020 FRN Series that the Company may issue; provided, however, that any additional promissory notes of the 2020 FRN Series that are not fungible with any then outstanding 2020 FRN Notes for United States federal income tax purposes will be issued under CUSIP and ISIN numbers separate from the CUSIP and ISIN numbers of such outstanding 2020 FRN Notes; and provided, further, that no additional 2020 FRN Notes may be issued under the Indenture if an Event of Default has occurred and remains uncured thereunder. The Company is issuing the Initial 2020 FRN Notes in an aggregate original principal amount of $750,000,000.

3.	Maturity:

Final maturity of the 2020 FRN Notes shall be June 23, 2020.

4.	Interest:

a.	Rate

The 2020 FRN Notes shall bear interest at a floating rate per annum equal to the London Interbank Offered Rate (“LIBOR”) for deposits in U.S. dollars having a three-month maturity, as determined as set forth below by the calculation agent (the “Calculation Agent”), which initially will be The Bank of New York Mellon Trust Company, N.A., plus four (4) basis points (i.e., 0.040%) for each Interest Period (as defined below). Interest on the 2020 FRN Notes shall commence accruing from and including June 27, 2018 and shall be computed on the basis of the actual number of days during the relevant Interest Period and of a 360-day year.

b.	Interest Rate Determination and Interest Calculation

The Calculation Agent shall compute interest accruing on the 2020 FRN Notes from and including the last interest payment date to which interest has been paid (or from and including the date of issue if no interest has been paid with respect to the 2020 FRN Notes) to but excluding the applicable Interest Payment Date (as defined below) or the maturity date, as the case may be. The Calculation Agent will reset the rate of interest on the 2020 FRN Notes on each Interest Payment Date (each, an “Interest Reset Date”). The interest rate set for the 2020 FRN Notes on a particular Interest Reset Date will remain in effect during the Interest Period commencing on that Interest Reset Date. Each Interest Period will be the period from and including a particular Interest Reset Date (other than the initial Interest Period, which will commence on and include June 27, 2018) to but excluding the next Interest Reset Date or until the maturity date of the 2020 FRN Notes, as the case may be. “Business Day” shall mean any day which is not a day on which banking institutions in the City or New York or the relevant place of payment are authorized or required by law, regulation or executive order to close.

The Calculation Agent will determine the applicable interest rate on the 2020 FRN Notes for the succeeding Interest Period on the Interest Determination Date (as defined below) for that Interest Period, which will be the second London Business Day immediately preceding the applicable Interest Reset Date (each, an “Interest Determination Date”). The interest rate determined on an Interest Determination Date for the 2020 FRN Notes (a) will become effective on and as of the next Interest Reset Date and (b) shall be the rate at which interest is payable on the 2020 FRN Notes for the period from and including the Interest Reset Date on which that interest rate becomes effective to, but excluding, the succeeding Interest Reset Date or maturity, as applicable (each, an “Interest Period”). The initial Interest Determination Date shall be June 25, 2018 for the Interest Period commencing June 27, 2018. “London Business Day” shall mean any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The Calculation Agent shall determine the applicable LIBOR rate according to the following provisions:

(i) LIBOR for a particular Interest Period will be the rate for deposits in U.S. dollar having a three-month maturity commencing on the second London Business Day immediately following the Interest Determination Date, which appears on Reuters Page LIBOR01 (as defined below) as of 11:00 A.M., London time, on that Interest Determination Date for U.S. dollars. Except as otherwise provided below, if on a particular Interest Determination Date, LIBOR for deposits in U.S. dollars having a three-month maturity commencing on the second London Business Day immediately following the Interest Determination Date does not appear on Reuters Page LIBOR01 at approximately 11:00 A.M., London time, or if Reuters Page LIBOR01 is not available on such date, LIBOR for the Interest Period commencing immediately after such Interest Determination Date will be the rate for deposits in U.S. dollars having a three-month maturity commencing on the second London Business Day immediately following the particular Interest Determination Date that appears on Bloomberg, L.P.’s page “BBAM” at 11:00 a.m., London time, on such Interest Determination Date.

(ii) Except as otherwise provided below, if the LIBOR rate for deposits in U.S. dollars having a three-month maturity cannot be determined by reference to Reuters Page LIBOR01 or Bloomberg, L.P.’s page “BBAM” on an Interest Determination Date as described above, then the Calculation Agent will determine LIBOR as follows:

(A) the Calculation Agent shall select the principal London offices of four major banks in the London interbank market and request each bank to provide its offered quotation for deposits in U.S. dollars having a three-month maturity commencing on the second London Business Day immediately following the Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the Interest Determination Date. Those quotes will be for deposits in U.S. dollars in a principal amount that is representative of a single transaction in U.S. dollars in the market at that time, but which principal amount shall be no less than $1 million. If at least two of those banks provide a quotation, the Calculation Agent will compute LIBOR as the arithmetic mean of the quotations provided;

(B) if fewer than two of those banks provide a quotation, the Calculation Agent will request from three major banks in New York, New York at approximately 11:00 A.M., New York City time, on the Interest Determination Date, quotations for loans in U.S. dollars having a three-month term to leading European banks, commencing on the second London Business Day immediately following the Interest Determination Date. These quotes will be for loans in a principal amount that is representative of a single transaction in the market at that time, but which principal amount shall be no less than $1 million. The Calculation Agent will compute LIBOR as the arithmetic mean of the quotations provided; and

(C) if none of the banks chosen by the Calculation Agent provides a quotation as discussed above, the rate of interest at which interest accrues on the 2020 FRN Notes will be the interest rate in effect for the 2020 FRN Notes for the then current Interest Period.

All percentages resulting from any calculation of the rate of interest on the 2020 FRN Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 4.526545% (or .04526545) will be rounded upward to 4.52655% (or .0452655)) and all U.S. dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

The term “Reuters Page LIBOR01” refers to the display appearing on Thompson Reuters EIKON (or any successor service) designated as page “LIBOR01” (or any replacement page on that service or equivalent page on any successor service) and the term “BBAM” refers to the display appearing on Bloomberg L.P.’s Bloomberg Professional (or any successor service) designated as page “BBAM” (or any replacement page on that service or equivalent page on any successor service), in each case for the purpose of displaying London interbank offered rates administered by ICE Benchmark Administration Limited (or any other person assuming the responsibility for the administration of those rates).

The interest rate payable on the 2020 FRN Notes shall not be higher than the maximum rate permitted by the laws of the State of New York, as the same may be modified by the federal laws of the United States of America.

The Calculation Agent shall promptly notify the Trustee of each determination of the interest rate applicable to the 2020 FRN Notes, and of each Interest Period, the amount of interest expected to accrue for such Interest Period and the Interest Payment Date related to each Interest Period beginning with each Interest Reset Date, as soon as such information becomes available. The Trustee shall make such information available to the holders of the 2020 FRN Notes upon request.

The Calculation Agent determination of any interest rate and its calculation of the amount of interest for any Interest Period will be final and binding in the absence of manifest error.

So long as any 2020 FRN Note shall be outstanding, the Company shall maintain a Calculation Agent as to the 2020 FRN Notes. The Company shall appoint a bank, trust company, investment banking firm or other financial institution to act as the successor calculation agent to The Bank of New York Mellon Trust Company, N.A. or any of its successors in that capacity in the event that:

(i) any acting Calculation Agent is unable or unwilling to act as the calculation agent,

(ii) any acting Calculation Agent fails to establish the floating interest rate for any Interest Period, or

(iii) the Company proposes to remove the Calculation Agent.

Notwithstanding the foregoing, if the Company or the Calculation Agent determines that LIBOR has been permanently discontinued, then the Calculation Agent will use, as a substitute for LIBOR and for each future Interest Determination Date, the alternative reference rate (the “Alternative Rate”) selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with accepted market practice. As part of such substitution, the Calculation Agent will, after consultation with the Company, make such adjustments (“Adjustments”) to the Alternative Rate or the spread thereon, as well as the Business Day convention, Interest Determination Dates and related provisions and definitions, in each case that are consistent with accepted market practice for the use of such Alternative Rate for debt obligations such as the 2020 FRN Notes. If the Calculation Agent determines, and following consultation with the Company, that there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, (i) The Bank of New York Mellon Trust Company, N.A. shall have the right to resign as Calculation Agent in respect of the 2020 FRN Notes and (ii) the Company will appoint, in its sole discretion, a new Calculation Agent to replace The Bank of New York Mellon Trust Company, N.A., solely in its role as Calculation Agent in respect of the 2020 FRN Notes, to determine the Alternative Rate and make any Adjustments thereon, and whose determinations will be binding on the Company, the Trustee and the holders of the 2020 FRN Notes. If, however, the Calculation Agent determines that LIBOR has been discontinued, but for any reason an Alternative Rate has not been determined, LIBOR will be equal to such rate on the Interest Determination Date when LIBOR was last available on the Reuters Page LIBOR01, as determined by the Calculation Agent.

c.	Payment Dates

Interest shall be payable on the 2020 FRN Notes quarterly in arrears on each March 23, June 23, September 23 and December 23 prior to the maturity of the 2020 FRN Notes and at maturity (each an “Interest Payment Date”) to the person or persons in whose name or names the 2020 FRN Notes are registered at the close of business on the immediately preceding March 8, June 8, September 8 and December 8, respectively, with the initial interest payment date to be September 23, 2018. If any Interest Payment Date for the 2020 FRN Notes (other than the maturity date) would otherwise be a day that is not a Business Day, then the Interest Payment Date will be postponed to the next succeeding Business Day, unless that Business Day falls in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding Business Day. If the maturity date of the 2020 FRN Notes falls on a day which is not a Business Day, then the Company will make the required payment of principal and interest on the next succeeding Business Day, as if it were made on the date the payment was due. Interest will not accrue on, from or after the stated maturity date as a result of this delayed payment.

5.	Currency of Payment:

    The principal and interest payable with respect to the 2020 FRN Notes shall be payable in United States dollars.

6.	Payment Places:

All payments of principal of, and interest on, the 2020 FRN Notes shall be made as set forth in Section 5 of the Form of 2020 FRN Note.

7.	Optional Redemption Features:

None.

8.	Special Redemption Features, etc.:

None.

9.	Denominations:

$2,000 and integral multiples of $1,000 in excess thereof for the 2020 FRN Notes.

10.	Principal Repayment:

100% of the principal amount of the 2020 FRN Notes.

11.	Registrar, Paying Agent and Calculation Agent:

The Bank of New York Mellon Trust Company, N.A. shall be the registrar and paying agent for the 2020 FRN Notes and shall be the calculation agent for the 2020 FRN Notes.

12.	Payment of Additional Amounts:

None.

13.	Book-Entry Procedures:

The 2020 FRN Notes shall be initially issued in the form of global notes registered in the name of Cede & Co., as nominee for The Depository Trust Company, and shall be issued in certificated form only in limited circumstances, in each case, as set forth under Sections 11 and 12 of the Form of 2020 FRN Note. The 2020 FRN Notes shall be initially issued in the form of a total of two global notes, one of which global notes shall be in the principal amount of $500,000,000 and one of which global notes shall be in the principal amount of $250,000,000.

14.	Other Terms:

Sections 2, 3, 4, 5, 6, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17 of the Form of 2020 FRN Note shall also apply to the 2020 FRN Notes.

The 2020 FRN Notes shall not have any terms or conditions of the type contemplated by clause (ii), (iii), (vi), (vii), (xi), (xii), (xiii), (xiv), (xvi), (xvii), (xviii), (xix) or (xx) of Section 3.01(j) of the Indenture.

E. The 2020 FRN Notes shall be issued pursuant to and governed by the Indenture. To the extent that the Indenture’s terms apply to the 2020 FRN Notes specifically or apply to the terms of all Securities of all Series established pursuant to and governed by the Indenture, such terms shall apply to the 2020 FRN Notes.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has hereunto executed this Certificate as of June 20, 2018.

/s/ Matthew Allen
Matthew Allen
Vice President - Finance & Assistant Treasurer

ATTEST:

/s/ Gordon Y. Allison
Gordon Y. Allison
Vice President, Division General Counsel, Corporate, and Assistant Secretary

[Signature Page to Series Terms Certificate for Floating Rate Notes Due 2020]

ANNEX A

SERIES CONSENT

ANNEX B

FORM OF 2020 FRN NOTE